Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Melissa Rose
877-645-6464

Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES AWARDED CONTRACT
TO MANAGE CARE FOR IOWA MEDICAID PROGRAM

COLUMBIA, Md. – February 27, 2004 – Magellan Health Services, Inc. (Nasdaq:MGLN) today announced that it has been awarded the contract to manage mental health and substance abuse treatment for Iowa Medicaid recipients and certain other individuals served by the State.  The Company has held the contract to manage the Iowa program since 1995.  It won the new contract through a competitive bid process.

Under the agreement, Magellan Behavioral Care of Iowa, a wholly owned subsidiary of the Company, will continue to manage services for approximately 250,000 Medicaid recipients as well as 19,000 individuals who receive substance abuse treatment through the State’s Department of Public Health.  The new contract takes effect July 1, 2004 for an initial term of two years and has a provision for three one-year extensions at the State’s option.  The Company estimates that the contract will generate approximately $115 million in annual revenue.  The Company estimates that revenue from its current contract with Iowa was approximately $110 million for the calendar year 2003.

Steven J. Shulman, chairman and chief executive officer of Magellan Health Services, said, “The State of Iowa’s program is widely regarded as one of the most successful and innovative public sector behavioral health programs in the nation.  We are pleased to continue to play a role in its mission to provide comprehensive mental health and substance abuse services to Iowans and we are particularly proud of our contribution to the program’s focus on rehabilitation and recovery.”

Award of the contract is contingent upon the negotiation and execution of a definitive contract and the approval of the Centers for Medicare and Medicaid Services of the U.S. Department of Health and Human Services (“CMS”) of Iowa’s RFP, the definitive contract, and Iowa’s request for a renewal of its 1915(b) waiver.

About Magellan:  Headquartered in Columbia, Md., Magellan Health Services (Nasdaq:MGLN), is the country’s leading behavioral managed care organization.  Its customers include health plans, corporations and government agencies.

Safe Harbor Statement:  Certain of the statements made in this document may constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to known and unknown

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uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements including failure of Iowa to obtain the necessary approvals from CMS failure of the Company and Iowa to execute a definitive contract, service issues arising with Iowa or other customers, termination of contracts by customers, operating results or cash flows differing from those contemplated or implied by such forward-looking statements, the impact of new or amended laws or regulations, governmental inquiries, outcome of ongoing litigation, interest rate increases, unanticipated increases in the costs of care, increased competition, economic uncertainties and other factors.  Any forward-looking statements made in this document are qualified in their entirety by the complete discussion of risks set forth under the caption “Cautionary Statements” in Magellan’s Transition Report on Form 10-K for the transition period from October 1, 2002 to December 31, 2002 filed with the Securities and Exchange Commission on August 12, 2003.

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